TERMINATION AGREEMENT
     AGREEMENT made this 29th day of September 2006 by and among the The Lion Fund, L.P., Biglari Capital Corp., Sardar Biglari, Jonathan Dash, Shawn Sedaghat and Titus Greene (each a “Stockholder” and collectively, the “Stockholders”).
     WHEREAS, the Stockholders previously agreed to work collectively to effect certain changes to the composition and structure of the board of directors of Western Sizzlin Corporation (the “Company”) that were believed to be in the best interest of the Company;
     WHEREAS, Messrs. Biglari, Dash, Sedaghat and Greene entered into a Stockholders Voting Agreement, dated March 9, 2006 (the “SV Agreement”) to further their collective goals;
     WHEREAS, the Stockholders entered into a Joint Filing Agreement, dated March 9, 2006 (the “JF Agreement” and together with the SV Agreement, the “Agreements”) to further their collective goals;
     WHEREAS, the Stockholders believe that they have accomplished their goals and that it is no longer beneficial or necessary to work in a collective manner and desire to terminate the Agreements;
     NOW, THEREFORE, in consideration of mutual benefits received under the Agreements by each Stockholder, each Stockholder separately and together desire to mutually terminate the Agreements, and hereby agree as follows:
     Termination of Stockholders Voting Agreement. Each party to the SV Agreement, individually, and as a group, hereby agrees to terminate the SV Agreement and confirms that, as of the date hereof, the SV Agreement has been terminated and ceases to be of further effect.
     Termination of Joint Filing Agreement. Each party to the JF Agreement, individually, and as a group, hereby agrees to terminate the JF Agreement and confirms that, as of the date hereof, the JF Agreement has been terminated and ceases to be of further effect.
     Release and Discharge. Each Stockholder hereby mutually and unconditionally releases and discharges each other Stockholder from all of its obligations under the Agreements to which they are a party.
     Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the Stockholders have executed this Termination Agreement as of the date first above written.

THE LION FUND, L.P.
By:	Biglari Capital Corp.,
General Partner

By: /s/ Sardar Biglari

Sardar Biglari, Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari

Sardar Biglari, Chief Executive Officer

/s/ Sardar Biglari

Sardar Biglari

/s/ Shawn Sedaghat

Shawn Sedaghat

/s/ Jonathan Dash

Jonathan Dash

/s/ Titus W. Greene

Titus W. Greene
[Signature Page of Termination Agreement]